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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


                        DATE OF REPORT:  March 25, 2003
                DATE OF EARLIEST EVENT REPORTED: March 17, 2003

     Commission file numbers - 333-77441, 333-77437, 333-87174, 333-87178,
     333-87182 and 333-87950

                      SAGE LIFE ASSURANCE OF AMERICA, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                     51-0258372
    (State or other jurisdiction            (I.R.S. Employer Identification No.)
    of incorporation)

           300 Atlantic Street, Stamford, Connecticut      06901
           (Address of principal executive officers)     (Zip Code)


                                 (203) 602-6500
              (Registrant's telephone number, including area code)


Item 5.  Other Events

Sage Life Holdings of America, Inc. ("Sage Life Holdings") is the direct parent company of Sage Life Assurance of America, Inc. (the "Company"). Pursuant to a Preferred Stock Purchase Agreement (the "Preferred Stock Agreement") between Sage Life Holdings and Swiss Re Life and Health America Inc. ("Swiss Re", formerly Life Reassurance Corporation of America), the Company and its parent are required to meet certain financial and non-financial covenants, including restrictions related to the types of investments the Company may hold, the incurrence of indebtedness, mergers and acquisitions, and the maintenance of minimum capital and surplus by the Company.

As disclosed in the Company's Form 10-Q for the three and nine-month periods ended September 30, 2002, Sage Life Holdings and Swiss Re reached an agreement to amend certain terms of the Preferred Stock Agreement, effective September 30, 2002. Under the terms of the original Preferred Stock Agreement, if the Company's statutory-basis capital and surplus fell below $25 million and remained uncured for 60 days then, subject to obtaining regulatory approval, each share of Swiss Re preferred stock would be entitled to a number of votes sufficient to provide preferred shareholders a requisite majority of the voting interest in Sage Life Holdings. Under the
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terms of the new agreement, the Company's required minimum level of statutory-basis capital and surplus was reduced from $25 to $20 million, subject to the elimination of any cure rights with respect to the new minimum capital level. In addition, Swiss Re also agreed to defer the December 31, 2002 dividends payable by Sage Life Holdings with respect to its preferred shares until the earlier of June 30, 2003 or the closing of any material financing or sale of any material component of the Company's business.

The Company has determined that its statutory capital and surplus at December 31, 2002, was approximately $8.6 million, after making provision of approximately $12.7 million for certain non-recurring charges arising from the Company's decision to discontinue new business activities, effective January 1, 2003. These non-recurring reserves have been established in accordance with statutory accounting principles prescribed by the state of Delaware. They comprise $7.7 million for asset adequacy analysis liabilities related primarily to anticipated future run-off expenses over the next twenty years and $5.0 million for involuntary termination benefits, contract termination and other exit related costs. Under accounting principles generally accepted in the United States, the Company's total stockholder equity at December 31, 2002 was approximately $22 million.

Given that the Company's statutory capital and surplus has fallen below the $20 million level, then subject to requisite regulatory approvals, Swiss Re has the right to exercise its option under the terms of the Preferred Stock Agreement to assume voting control of Sage Life Holdings. Swiss Re has not yet exercised, and has yet to indicate whether it would exercise, such an option. However, Swiss Re is collaborating with the Company to develop and implement plans for the efficient and effective administration of existing contract owner service obligations during run-off.

Management maintains its belief that the Company has adequate capital resources to meet its contract benefit and servicing obligations to existing contract holders. Additionally, contract holder investments are fully funded and held in a separate account and protected from the general creditors of the Company. The death benefit and other guaranteed rider features in the Company's products have been reinsured with highly rated reinsurers.





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SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                  Sage Life Assurance of America, Inc.



                                       /s/ Terry Eleftheriou
                                    ----------------------------------
                                           Terry Eleftheriou
                                       Executive Vice President
                                       & Chief Financial Officer



Date:  March 25, 2003



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